Exhibit 10.7
Non-Employee Director Compensation Program for the 2010 Plan Year
     The following compensation program is available to non-employee directors for the plan year that runs from the conclusion of the 2009 Annual Stockholders’ Meeting until the day immediately preceding the 2010 Annual Stockholders’ Meeting (the “2010 Plan Year”).
     Retainers and Fees for Non-Employee Directors Other than the Chairman:
•	An annual Board membership retainer of $50,000 shall be paid to each non-employee director other than the Chairman of the Board; payment will be made in advance in four equal installments on the first business day following October 1, 2009, January 1, 2010, April 1, 2010 and July 1, 2010 (each, a “Payable Date”).

•	An annual Committee Chair retainer of $25,000 shall be paid to the Chair of each standing committee other than the Executive Committee; payment will be made in advance in four equal installments on each Payable Date.

•	Meeting fees in the amount of $1,500 shall be paid to each non-employee director other than the Chairman for each Board and Committee meeting attended and at which a Director’s attendance was required; fees will be aggregated and payment will be made in arrears on each Payable Date.

•	Directors who join the Board or who are elected to a Chairmanship after the start of a quarter will receive a prorated retainer for that quarter based on the actual number of days served. The prorated quarterly payment will be paid on the next Payable Date, along with the installment due on that date.
     Equity Awards for Non-Employee Directors Other than the Chairman:
•	Each director (other than the Chairman of the Board) whose service continues upon or begins concurrently with the conclusion of the 2009 Annual Stockholders’ Meeting shall receive 3,000 unrestricted shares of ConAgra Foods common stock and non-statutory options to acquire 15,000 shares of ConAgra Foods common stock upon terms and conditions approved by the Board and consistent with the ConAgra Foods 2009 Stock Plan.

•	Should a Director be newly appointed after the Annual Stockholders’ Meeting (when the annual grant is made), then a prorata portion of the Board’s annual equity grant will be granted in connection with appointment.
     Chairman’s Compensation:
•	In lieu of the cash and equity compensation described above and payable to other non-employee directors, the Chairman shall receive 10,000 unrestricted shares of ConAgra Foods common stock and non-statutory options to acquire shares of ConAgra Foods common stock with a value equal to $500,000 less the product of 10,000 shares of common stock multiplied by the stock price as of the close of trading on the grant date, with the number of options granted determined based upon the Black-Scholes valuation (using assumptions consistent with those required under GAAP) of ConAgra Foods, Inc. as of the close of trading on the New York Stock Exchange on the grant date;
     Other Programs: The following additional programs are available.
•	Non-Employee Directors’ Medical Plan: Directors may enroll in the medical plan with premiums paid by the directors.

•	Directors’ Deferred Compensation Plan: Non-employee directors may elect to defer payment of their cash or stock compensation into the non-qualified deferred compensation plan for non-employee directors in accordance with the plan’s terms.

•	ConAgra Foods Matching Gifts Program: ConAgra Foods will match up to $10,000 of each non-employee director’s direct gift(s) to eligible charitable organization(s) during the 2010 Plan Year.

•	Directors’ Charitable Award Program: Directors first elected to the Board prior to 2003 continue to have grandfathered participation in the Directors’ Charitable Award Program (which was discontinued in 2003).

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